Aames 2001-4

Mortgage Pass-Through Certificates

Series 2001-4

Credit Enhancement Report for February 25, 2002 Distribution
Credit Enhancement Report

ACCOUNTS	TOTAL
SPACE INTENTIONALLY LEFT BLANK

INSURANCE	TOTAL

PMI Premiums	0.00

STRUCTURAL FEATURES	TOTAL

Overcollateralization Amount	644,476.88
Overcollateralization Requirement	7,637,613.72
Excess Interest	639,092.78

Page 11 of 25	© COPYRIGHT 2002 Deutsche Bank